Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 No. 333-212814 and Registration Statements on Form S‑8 Nos. 33-64077, 333-140559, 333-140561, 333-140562, 333-173656, 333-173657, 333-173658, 333-176852, 333-192988, and 333-212813 of PPG Industries, Inc. of our report dated February 16, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Form 10-K of PPG Industries, Inc. for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 16, 2017